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                                                                    EXHIBIT 99.1

                       [On Tenneco Automotive Letterhead]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

May 31, 2002

Ladies and Gentlemen:

Arthur Andersen LLP ("Andersen") has represented to Tenneco Automotive Inc. that the audit for The Tenneco Automotive Employee Stock Ownership Plan for Hourly Employees completed for the year ending December 31, 2001 was subject to Andersen's quality control system for the United States accounting and auditing practice. Arthur Andersen LLP has provided assurance to Tenneco Automotive Inc. that the audit engagement was conducted in compliance with professional standards. The audit was conducted with the appropriate continuity and availability of personnel, in the United States, as well as the appropriate availability of national office consultation.

Sincerely,

/s/ Mark A. McCollum

Mark A. McCollum
Senior Vice President and Chief Financial Officer
Tenneco Automotive Inc.